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Exhibit L-1

                  Appointment of Agent for Service of Process

     Powergen plc ("Powergen") is organized under the laws of England and Wales and has its principal place of business at:

     Powergen plc
     53 New Broad Street
     London EC2M 1SL
     United Kingdom
     Telephone:  (44) 020-7826-2742

     Powergen, on behalf of its officers and directors who are not residents of the United States, ("Officers and Directors") hereby designates and appoints:

     Ms. Devi Gooljar
     CT Corporation System
     111 Eighth Avenue
     13/th/ Floor
     New York, New York 10011
     Telephone:  (212) 590-9200

as the agent for the Officers and Directors upon whom may be served any process, pleadings, subpoenas, or other papers in:

     (a) any investigation or administrative proceeding conducted by the United States Securities and Exchange Commission ("Commission"); and

     (b) any civil suit or action brought against Powergen or the Officers and Directors or to which Powergen or the Officers and Directors have been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns the provisions of the acts administered by the Commission. Powergen stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made.

     Powergen stipulates and agrees to appoint a successor agent for service of process if Powergen discharges the Agent or the Agent is unwilling or unable to accept service on behalf of Powergen at any time until Powergen is no longer a registered holding company under the Public Utility Holding Company Act of 1935. Powergen further undertakes to advise the Commission promptly of any change to the Agent's name and address.
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                                                            Appointment of Agent
                                                                     Page 2 of 2

     Powergen undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the provisions of the acts administered by the Commission.

     Powergen has duly caused this exhibit to Application-Declaration File No. 70-9671 to be signed on its behalf by the undersigned thereunto duly authorized.

     The signature of Powergen and of the persons on their behalf are restricted to the information contained in this exhibit which is pertinent to the Application-Declaration File No. 70-9671 of the respective companies.

Signed: David Jackson
Company Secretary and General Counsel
Powergen plc
November 28, 2000

     This statement has been signed by the following person in the capacity and on the date indicated.

Signed: Ms. Devi Gooljar
CT Corporation System
111 Eighth Avenue
13/th/ Floor
New York, NY 10011
November 29, 2000